EXHIBIT 10.14.1
CONFIDENTIAL TREATMENT REQUESTED
Google Services Agreement
This Google Services Agreement (“GSA”) is entered into by and between Google Inc. (“Google”) and Synacor, Inc., a corporation formed under the laws of State of Delaware (“Customer”). This GSA shall be effective as of the GSA Effective Date set forth in the signature block below.
1 Services.
1.1 Services. Subject to the terms and conditions of this GSA, Google will provide Customer, and Customer will procure from Google, certain services (the “Services”) for the fees set forth in each Google Order Form executed by Customer and Google (each, an “Order Form”). Each Order Form will be pursuant to Google’s then current order form, and will incorporate by reference the terms of this GSA as of the Order Form Effective Date set forth therein (the “Order Form Effective Date”). In the event of any conflict between the provisions of any Order Form and the provisions of this GSA, the provisions of the Order Form shall control. Customer will not be obligated to purchase from Google, and Google will not be obligated to provide Customer, services by entering into this GSA unless and until the parties execute and deliver an Order Form incorporating this GSA. As used herein, “Search Results” means the search results provided by Google through the search Service ordered by Customer in the applicable Order Form; and “Advertising Results” means the advertisements provided by Google through the AdSense Service ordered by Customer in the applicable Order Form.
1.2 Beta Features. Certain Services may include features which are identified by Google as “Beta” or are otherwise unsupported under Google’s then current technical documentation (“Beta Features”). Such Beta Features are provided “as is” and any use thereof shall be undertaken solely at Customer’s own risk. Google reserves the right, in its sole discretion, to include or cease providing Beta Features as part of any Services at any time.
1.3 Support. Subject to the terms and conditions of the Agreement, Google shall provide technical support services to Customer during the Services Term (as defined below), in accordance with Google’s then current support guidelines in effect (“Technical Support Services” or “TSS”). Prior to making any support request to Google, Customer shall first use reasonable efforts to fix any error, bug, malfunction, or network connectivity defect on its own without any escalation to Google. Thereafter, a single technical employee of Customer designated on the Order Form (“Technical Contact”) may submit a written request for TSS via email to the applicable Google alias set forth in the Order Form, or such other email address that Google may provide with advance notice from time to time. Customer shall provide support services to End Users at its own expense.
2 Customer Obligations.
2.1 Prohibited Actions. Customer shall not, and shall not allow any third party (including and third party client to which Customer provides any services) to: (a) edit, modify, truncate, filter or change the order of the information contained in any Search Results and/or Advertising Results without Google’s prior written consent, including, but not limited to commingling Search Results and/or Advertising Results with non-Google provided search results or advertising; (b) frame any Site page which contain any Search Results and/or Advertising Results (“Results Page”) or any Web page which may be accessed by clicking on any portion of an Search Result and/or Advertising Result (in each case, a “Referring Page”); (c) redirect an End User away from the Referring Page, provide a version of the Referring Page different from the page an End User would access by going directly to the Referring Page or intersperse any content between a Search Result and/or Advertising Result and the Referring Page; (d) display any Search Results and/or Advertising Results to any third parties other than End Users; (e) enter into any arrangement or agreement under which any third party pays Customer fees, Customer pays the third party fees, or either shares with the other any revenue payments and/or royalties for any Search Results and/or Advertising Results displayed on the Site; (f) display any Search Results and/or Advertising Results in pop-up, pop-under, exit windows, expanding buttons, or animation; (h) minimize, remove or otherwise inhibit the full and complete display of any Results Page (including any Search Results and/or Advertising Results), and the corresponding Referring Pages accessed by clicking on any portions thereof; (i) directly or indirectly generate queries, or impressions of or clicks on Search Results and/or Advertising Results, through any automated, deceptive, disingenuous or other fraudulent means (including, but not limited to, click spam, robots, macro programs, and Internet agents); or (j) encourage or require End Users or other persons, either with or without their knowledge, to click on Search Results and/or Advertising Results through offering incentives or any other methods that are manipulative, deceptive, malicious or fraudulent (each of the foregoing acts in subsections (i) and (j) a “Fraudulent Act”).
2.2 Site Content. No Site shall contain any pornographic, hate-related or violent content or contain any other material, products or services that violate or encourage conduct that would violate any criminal laws, any other applicable laws, or any third party rights.
2.3 Deployment & Access. Customer shall be responsible for use of or access to any Services which are not in compliance with the terms of the Agreement or not otherwise approved by Google, and Customer shall monitor and disable any such access or use by unauthorized parties (including, but not limited to, spammers or any third party sites). Furthermore, at all times during the Services Term, Google reserves final approval authority with respect to the means used by Customer to deploy the Services, and in the event Google disapproves of such deployment, Google shall have the right, upon written notice to Customer, to suspend any continued use of the applicable Services until such time Customer implements adequate corrective modifications as reasonably required and determined by Google. Google may send uncompensated test queries to the Sites at any time to verify Customer’s compliance with any requirements contained in the Agreement.
3 [*].

EXECUTION COPY

*CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

4 Ownership; License Grants.
4.1 Intellectual Property Rights; Brand Features. For purposes of the Agreement: (a) “Intellectual Property Rights” means any and all rights existing from time to time under patent law, copyright law, semiconductor chip protection law, moral rights law, trade secret law, trademark law, unfair competition law, publicity rights law, privacy rights law, and any and all other proprietary rights, as well as, any and all applications, renewals, extensions, restorations and reinstatements thereof, now or hereafter in force and effect worldwide; and (b) “Brand Features” means the trade names, trademarks, service marks, logos, domain names, and other distinctive brand features of each party, respectively, as secured by such party from time to time.
4.2 Google Rights. Google shall own all right, title and interest, including without limitation all Intellectual Property Rights (as defined below), relating to the Services (and any derivative works or enhancements thereof), including but not limited to, all software, technology, information, content, materials, guidelines, documentation, and the protocols for implementing the Services (the “Google Data Protocol”). Customer shall not acquire any right, title, or interest therein, except for the limited use rights expressly set forth in the Agreement. Any rights not expressly granted herein are deemed withheld. Customer shall not, and shall not allow any third party to: (a) modify, adapt, translate, prepare derivative works from, decompile, reverse engineer, disassemble or otherwise attempt to derive source code from any Services, the Google Data Protocol, or any other Google technology, content, data, routines, algorithms, methods, ideas design, user interface techniques, software, materials, and documentation; (b) remove, deface, obscure, or alter Google’s copyright notice, trademarks or other proprietary rights notices affixed to or provided as a part of any Services, the Google Data Protocol, or any other Google technology, software, materials and documentation; (c) “crawl”, “spider”, index or in any non-transitory manner store or cache information obtained from the Services (including, but not limited to, Search Results and/or Advertising Results, or any part, copy or derivative thereof); (d) transfer, sell, lease, syndicate, sub-syndicate, lend, or use for co-branding, timesharing, service bureau or other unauthorized purposes any Services or access thereto (including, but not limited to Search Results and/or Advertising Results, or any part, copy or derivative thereof); (e) directly or indirectly access, launch and/or activate the Services through or from, or otherwise incorporate the Services in, any software application, Web site or other means other than the Site, and then only to the extent expressly permitted herein; (f) engage in any action or practice that reflects poorly on Google or otherwise disparages or devalues Google’s reputation or goodwill; or (g) create or attempt to create a substitute service or product through use of any of the Services or proprietary information related thereto.
4.3 Customer Rights. Customer, its licensors, or other applicable third party providers own all Intellectual Property Rights in and to any editorial, text, graphic, audiovisual, and other content that is served to End Users of the Sites and that is not provided by Google (“Customer Content”). Google shall not acquire any right, title or interest in or to such Customer Content, except as provided herein.
4.4 License Grants; Brand Features. Each party shall own all right, title and interest, including without limitation all Intellectual Property Rights, relating to its Brand Features. Google grants to Customer a nonexclusive and nonsublicensable license during the Services Term to display Google Brand Features solely for the purposes expressly set forth under the Agreement. Some, but not all examples of Google Brand Features are located at: http://www.google.com/permissions/trademarks.html (or such other URLs Google may provide from time to time). Notwithstanding anything to the contrary contained in this Agreement, Google reserves the right at all times to revoke any rights that may have been granted to Customer to use the Google Brand Features upon providing Customer with written notice thereof and a reasonable time for Customer to cease any such usage. Customer grants to Google a nonexclusive and non-sublicensable license during the Services Term to include Customer’s name and logo in presentations, marketing materials, customer lists, and Web site listings of customers. Each party will submit all materials of any kind containing the other party’s Brand Features (other than in customer lists) to the other party for approval prior to release to the public. Furthermore, Customer agrees to adhere to Google’s then current Brand Feature use guidelines, and any content contained or referenced therein, which may be found at the following URL: http://www.google.com/permissions/guidelines.html (or such other URL Google may provide from time to time). Except as set forth in the Agreement, neither party acquires any right, title or interest in or to the other party’s Brand Features. All use by Google of Customer Brand Features (including any goodwill associated therewith) shall inure to the benefit of Customer and all use by Customer of Google Brand Features (including any goodwill associated therewith) shall inure to the benefit of Google. No party shall challenge or assist others to challenge the Brand Features of the other party (except to protect such party’s rights with respect to its own Brand Features) or the registration thereof by the other party, nor shall either party attempt to register any Brand Features or domain names that are confusingly similar to those of the other party.
5 Payment.
5.1 Fees. The fees and payment terms for the Services shall be set forth in the applicable Order Form.
5.2 Taxes and Other Charges. All payments under the Agreement are exclusive of taxes imposed by any governmental entity. Customer shall pay any applicable taxes, including sales, use, personal property, value-added, excise, customs fees, import duties or stamp duties or other taxes and duties imposed by governmental agencies of whatever kind and imposed with respect to the transactions for Services provided by Google under the Agreement, including penalties and interest, but specifically excluding taxes based upon Google’s net income. When Google has the legal obligation to collect any applicable taxes, the appropriate amount shall be invoiced to and paid by Customer “net thirty (30) days” from the date of invoice or other notification. Customer shall promptly provide to Google (i) original or certified copies of all tax payments or other sufficient evidence of tax payments at the time such payments are made by Customer pursuant to the Agreement; or (ii) a valid certificate of Customer’s exemption from obligation to pay such taxes as authorized by the appropriate taxing authority. In addition, Customer will promptly provide Google with such documentation as may be required by the applicable taxation and other authorities in order for Google to process payments hereunder, and Customer understands that Google reserves the right to withhold payment until Customer has provided such documentation.
6 Warranties and Disclaimer. Each party represents and warrants that it has full power and authority to enter into the Agreement. Customer represents and warrants that: (a) Customer owns and controls, and will own and control throughout the Services Term, one hundred percent (100%) of the Sites; (b) the execution and delivery of this Agreement, and the performance by Customer of its obligations hereunder, will not constitute a breach or default of or otherwise violate any agreement to which such party or any of its affiliates are a party or violate any rights of any third parties arising therefrom; (c) Customer has and will maintain throughout the Services Term all rights, authorizations and licenses that are required with respect to the Site to permit Google to perform the Services contemplated under this Agreement, which rights, authorizations and licenses have been obtained and will be maintained in compliance with all applicable laws, rules and regulations and without violating any rights or interests of

EXECUTION COPY

any third party; and (d) Customer shall use information provided by Google (including, but not limited to, Search Results and/or Advertising Results) in a manner that complies with applicable laws. Google does not warrant that the Services will meet all of Customer’s requirements or that performance of the Services will be uninterrupted, virus-free, secure or error-free. Except as expressly provided for herein, NEITHER PARTY MAKES ANY OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE AND NONINFRINGEMENT.
7 Indemnification. Google will defend, or at its option settle, any third party lawsuit or proceeding brought against Customer based upon a claim that Google’s technology used to provide the Services or any Google Brand Feature infringe(s) any copyright, trade secret or trademark of such third party. Notwithstanding the foregoing, in no event shall Google have any obligations or liability under this Section 7 arising from: (a) use of any Beta Features, Google’s related ad links feature or the News Search Service, (b) use of the Services or Google Brand Features either (a) in any manner inconsistent with or in breach of this Agreement, or (ii) in a modified form or in combination with materials not furnished by Google, (c) any content, information or data provided by Customer, End Users or any other third parties, and/or (d) any search results or third party Web sites or content to which such search results may link. Google, in its sole and reasonable discretion, reserves the right to terminate Customer’s continued use of any Services or Google Brand Features which are alleged or believed by Google to infringe. Customer will defend, or at its option settle, any third party lawsuit or proceeding brought against Google based upon or otherwise arising out of: (i) a claim that the Customer Content, any Site and/or Customer Brand Features infringe any copyright, trade secret or trademark of such third party; (ii) Google’s use of any Customer Content, provided that such use complies with the requirements of the Agreement; (iii) Customer’s use of the Services in any manner inconsistent with or in breach of the Agreement; (iv) any claim that the provision of News Search Services on the Sites violates any copyright, trade secret, trademark or other third party right; and/or (v) any claim alleging facts that would constitute a breach of Customer’s representations and warranties made in subsections (b) and (c) of the second sentence of Section 6. Indemnification shall be provided for any claim covered under this Section 7 and shall be limited to (i) payment by the indemnifying party (“Indemnitor”) of all damages and costs finally awarded for such claim, or (ii) settlement costs approved in writing by the Indemnitor. The foregoing obligations shall exist only if the party seeking indemnification (“Indemnitee”): (i) promptly notifies the Indemnitor of such claim, (ii) provides the Indemnitor with reasonable information, assistance and cooperation in defending the lawsuit or proceeding, and (iii) gives the Indemnitor full control and sole authority over the defense and settlement of such claim. The Indemnitee may join in defense with counsel of its choice at its own expense. The Indemnitor shall only reimburse the Indemnitee for expenses incurred by the Indemnitee with the Indemnitor’s prior written approval. THE FOREGOING STATES THE PARTIES’ ENTIRE LIABILITY AND EXCLUSIVE REMEDY WITH RESPECT TO INFRINGEMENT OF A THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS AS SET FORTH ABOVE.
8 Limitation of Liability. EXCEPT FOR (I) BREACHES OF THE EXCLUSIVITY OBLIGATIONS UNDER SECTION 3, (II) AMOUNTS PAYABLE TO THIRD PARTIES PURSUANT TO THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER SECTION 7, (III) BREACHES OF ANY INTELLECTUAL PROPERTY RIGHTS AND/OR PROPRIETARY INTERESTS RELATING TO THE SERVICES, AND (IV) BREACHES OF CONFIDENTIALITY UNDER SECTION 9, NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOST DATA, LOST PROFITS, LOST REVENUE OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, INCLUDING BUT NOT LIMITED TO CONTRACT OR TORT (INCLUDING PRODUCTS LIABILITY, STRICT LIABILITY AND NEGLIGENCE), AND WHETHER OR NOT SUCH PARTY WAS OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN. IN NO EVENT SHALL GOOGLE’S TOTAL AGGREGATE LIABILITY FOR ALL CLAIMS ARISING OUT OF THE AGREEMENT EXCEED THE NET AMOUNT (MINUS ALL DEDUCTIONS AND OTHER OFFSETS PROVIDED FOR UNDER THE AGREEMENT) GOOGLE HAS ACTUALLY RECEIVED AND RECOGNIZED AS REVENUE DURING THE PRECEDING SIX (6) MONTHS FOR THE SERVICES TO WHICH THE CLAIM RELATES. IN ADDITION, IN NO EVENT WILL GOOGLE BE LIABLE, DIRECTLY OR INDIRECTLY, UNDER THIS AGREEMENT FOR ANY DAMAGES THAT MAY BE SUFFERED BY ANY THIRD PARTY EXCEPT PURSUANT TO AND TO THE EXTENT PROVIDED BY ITS INDEMNIFICATION OBLIGATIONS UNDER SECTION 7. The parties agree that (i) the mutual agreements made in this Section reflect a reasonable allocation or risk, and (ii) that each party would not enter into the Agreement without these limitations on liability.
9 Confidentiality. Disclosure of confidential and/or proprietary information disclosed hereunder, including the existence and content of the Agreement and any information provided pursuant to the Agreement, shall be governed by the confidentiality provisions of the Google Standard Mutual Non-Disclosure Agreement, which has been executed by the parties prior to or concurrently with this GSA, as of the date provided in the Order Form (the “NDA”). The confidentiality provisions of the NDA are hereby incorporated by reference into this GSA.
10 Term and Termination.
10.1 Term. The term of an Order Form under which Services may be used by Customer shall commence on the applicable Order Form Effective Date (except as otherwise specified in such Order Form) and shall continue for the period of time set forth on such Order Form for the applicable Services (“Services Term”), unless earlier terminated as provided herein.
10.2 Termination.
10.2.1 General. Either party may suspend performance and/or terminate the Agreement, in whole or in part: (i) if the other party materially breaches any material term or condition of the Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof; or (ii) if the other party becomes insolvent or makes any assignment for the benefit of creditors or similar transfer evidencing insolvency, or suffers or permits the commencement of any form of insolvency or receivership proceeding, or has any petition under bankruptcy law filed against it, which petition is not dismissed within sixty (60) days of such filing, or has a trustee, administrator or receiver appointed for its business or assets or any part thereof.
10.2.2 Google Termination Rights. Google may terminate the Agreement immediately upon written notice if: (i) Customer breaches Section 2 (Customer Obligations), Section 4.2 (Google Rights), Section 4.4 (License Grants; Brand Features), or Section 9 (Confidentiality); (ii) Customer is in material breach of the Agreement more than twice notwithstanding any cure of such breaches; or (iii) Google reasonably determines that it is impracticable to continue providing the Services in light of applicable laws.
10.2.3 Suspension and Termination in the Event of an Injunction. Google may suspend performance under the Agreement in whole or in

EXECUTION COPY

part with immediate effect if, as a result of a claim alleging facts that would constitute a breach of Customer’s representations and warranties made in subsections (b) and (c) of the second sentence of Section 6, Google is obliged by final or temporary court order or magisterial decision to temporarily or permanently refrain from continuing to perform its obligations under this Agreement. Google’s rights under this provision shall become effective on the date of the court order or magisterial decision or on the date of the service of the order irrespective of the possibility of appeal. If any suspension under this paragraph continues for more than six (6) months, Google may terminate the Agreement or the applicable Order Form in whole or in part with immediate effect.
10.3 Effect of Termination and Expiration. Upon the expiration or termination of the Agreement for any reason: (i) all rights and licenses granted by Google shall cease immediately; (ii) each party shall promptly return to the other party, or destroy and certify the destruction of, all Confidential Information of the other party; and (iii) Customer’s rights to use any Google Brand Features, as permitted under the Agreement, shall cease immediately.
10.4 Termination of GSA. Either party may terminate this GSA at any time by giving the other at least thirty (30) days’ advance written notice, provided, that this GSA may not be terminated unless and until the all outstanding Orders Forms into which this GSA has been incorporated shall have been duly completed and performed and are, accordingly, expired or terminated and no longer of any force and effect. The termination or expiration of an individual Order Form shall not have the effect of terminating any other individual Order Form or this GSA unless expressly agreed to by the parties in writing. If an Order Form (but not this GSA) terminates or if the Services Term set forth in an Order Form expires, all rights and licenses granted by Google relating to the applicable Services as set forth in such Order Form, if any, shall cease immediately.
10.5 Remedies Cumulative. Termination or expiration of the Agreement, in part or in whole, shall not limit either party from pursuing other remedies available to it, nor shall Customer be relieved of its obligation to pay all fees that have accrued or are otherwise owed under the Agreement.
11 Miscellaneous. Each party shall comply with all applicable laws, rules and regulations, if any, required in performing its obligations under the Agreement. All notices shall be in English and in writing and (a) if sent to Customer to the address identified on the Order Form and (b) if sent to Google to such address as provided at: www.google.com/corporate/address.html or as otherwise provided in writing for such notice purposes; provided, however, that all invoices and payments shall be sent to the attention of Google Finance, all legal notices shall be sent to the attention of the Google Legal Department, and all other correspondence shall be sent to the attention of the account manager specified by Google. Notice shall be deemed given (i) upon receipt when delivered personally, (ii) upon written verification of receipt from overnight courier, (iii) upon verification of receipt of registered or certified mail or (iv) upon verification of receipt via facsimile, provided that such notice is also sent simultaneously via first class mail. Customer shall not assign or otherwise transfer its rights or delegate its obligations under the Agreement, in whole or in part, without the prior written consent of Google, including as a result of a transaction in which another party or parties acquire the direct or indirect power to direct the management and policies of a party or its assets, whether by way of merger, consolidation, change of control, sale of all or substantially all of a party’s securities or assets, contract, management agreement or otherwise; and any attempt to do so shall be null and void. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assignees as if such successors and assigns were an original party to this Agreement. The Agreement is not intended to benefit, nor shall it be deemed to give rise to, any rights in any third party. Either party may seek equitable relief, including temporary restraining orders or injunctions, in addition to all other remedies, for breach or threatened breach of Section 3 (Exclusivity), Section 4 (Ownership; License Grant), any Google license grant provisions set forth in an applicable Order Form, or Section 9 (Confidentiality). Before a party initiates legal action against the other arising from the Agreement (except to seek injunctive or equitable relief or to otherwise protect its Intellectual Property Rights), the matter in controversy will first be referred to an officer of each party, who shall make good faith and reasonable efforts to resolve the matter within four (4) weeks of the date of referral. The laws of California, excluding California’s choice of law rules, and applicable federal U.S. laws shall govern the Agreement. Any and all claims arising out of or relating to the subject matter of this Agreement will be resolved in the federal or state courts located in Manhattan, New York State, and each party agrees to submit to the personal and exclusive jurisdiction thereof. The parties specifically exclude from application to the Agreement the United Nations Convention on Contracts for the International Sale of Goods and the Uniform Computer Information Transactions Act. The parties hereto are and shall remain independent contractors and nothing herein shall be deemed to create any agency, partnership, or joint venture relationship between the parties. Neither party shall be deemed to be an employee or legal representative of the other nor shall either party have any right or authority to create any obligation on behalf of the other party. Neither party shall be liable for failing or delaying performance of its obligations (except for the payment of money) resulting from any condition beyond its reasonable control, including but not limited to, governmental action, acts of terrorism, earthquake, fire, flood or other acts of God, labor conditions, power failures, and Internet disturbances. Google will not be responsible for data, queries or requests directly from End Users or any other third party, for transmission of data between Customer’s (or any End User’s) and Google’s network interface, or for displaying any applicable Results Set(s) to End Users. The failure to require performance of any provision shall not affect a party’s right to require performance at any time thereafter; nor shall waiver of a breach of any provision constitute a waiver of the provision itself. If any provision is adjudged by a court of competent jurisdiction to be unenforceable, invalid or otherwise contrary to law, such provision shall be interpreted so as to best accomplish its intended objectives and the remaining provisions shall remain in full force and effect. In the event of any termination or expiration of the Agreement, Sections 4.1, 4.2, 4.3, 6, 7, 8, 9 (including the NDA), 10.3, and 11 shall survive termination. Neither party shall be liable to the other for any damages resulting solely from termination as permitted for under the Agreement. This GSA, the applicable Order Form into which this GSA is incorporated, any exhibits thereto, and any terms located in documents or Google URLs referenced pursuant to the Agreement (which are all incorporated herein by reference), constitute the entire agreement with respect to the subject matter hereof, and any terms contained in any related purchase order(s) or other documents pertaining to the subject matter of the Agreement shall be null and void. The Agreement supersedes any other prior or collateral agreements, whether oral or written, with respect to the subject matter hereof. Any amendments or modifications to the Agreement must (i) be in writing; (ii) refer to the Agreement; and (iii) be executed by an authorized representative of each party. Any changes to the Agreement not approved in writing by the Google Legal Department shall not be binding on Google. The Agreement shall be construed as if both parties jointly wrote it. The Agreement may be executed in counterparts, including facsimile counterparts.

EXECUTION COPY

IN WITNESS WHEREOF, the parties have executed this GSA by persons duly authorized as of the “GSA Effective Date”, which shall be the date written by Google below.

Google: GOOGLE INC.		Customer: SYNACOR, INC.

By:	/s/ Joan Braddi	By:	/s/ M. Drew Buckley

	Print Name: JOAN BRADDI		Print Name: M. DREW BUCKLEY
	Title: VP SEARCH SERVICES		Title: VICE PRESIDENT, BUSINESS DEVELOPMENT
Date: 6.30.04		Date: 6/25/04

EXECUTION COPY